Exhibit 99.3

Capital Availability

Assumes no property sales, no additional cash flow, no additional consolidated refinancings

(as of January 31, 2011)

($ thousands)
	2011	2012	2013
Capital Sources:

Line commitments combined	$713,833	$—	$—
Outstanding line balance - 1/31/11	(170,000)	—	—
Line maturity - 2/11/11 & 2/11/12 (1)(2)	(113,833)		—

Line Availability	430,000	419,297	210,691

Cash balance - 1/31/11 (3)	44,700	—	—
Forward equity offering (net of costs)	218,000	—	—

Funding Availability before Capital Requirements	692,700	419,297	210,691

Capital Requirements:
Financing requirements - maturing consolidated debt	(189,322)	(192,377)	(16,341)
Assumed equity requirement to refinance maturing JV mortgage debt	(44,887)	(5,392)	—
Costs to complete in-process developments (4)	(39,194)	(10,837)	(2,753)

Total Capital Requirements	(273,403)	(208,606)	(19,094)

Total Capital Availability	$419,297	$210,691	$191,597

(1)	$113.8 million matures on 2/11/11, with no extension option
(2)	Assumes $600 million refinance of 2/11/12 line maturity
(3)	Including our pro rata share of co-investment partnerships
(4)	Net of tenant reimbursements, but exclusive of out parcel proceeds